Exhibit 99.1

Welcome to the 2016 annual shareholders meeting. I am Joe Steinberg, Chairman of HomeFed Corporation. Please allow me to introduce HomeFed’s directors and officers.

Usually I begin my remarks with a few comments on the national economic picture and how it relates to HomeFed and San Diego.  This year I will skip that part.  I am totally befuddled.  Notwithstanding low unemployment, a growing economy, and a strong dollar, everything does not feel peachy and voters expressed their frustration with the status quo by voting for Brexit and Donald.  My uninformed medical diagnosis is that many voters suffer from PTSD and mass hysteria contracted as a result of the Great Financial Crisis of 2008, having lost our collective ability to believe in the future.  But let me cheer you up.  HomeFed has lots going for it.

The Great Financial Crisis had a silver lining for HomeFed.  For a prospective homeowner, whether a single millennial purchasing her first home or a guy moving into a bigger house with his family, the single biggest factor is what is the monthly mortgage payment.  And thanks to our friends at the Fed, interest rates remain low and monthly payments remain affordable. There are undoubtedly unintended side effects resulting from suppressed low interest rates, but we don’t know what they might be and economists (me too) have a poor record making predictions.  (Personally, I like gold.)

Homeownership rates are now at 63.5%, down from 69% at the peak in 2005. The drop has largely affected at those 45 years old and younger.  Home ownership for the 35-45 age group has dropped 11% and now stands at 59% while the under 35 age home owning category is at 34% - the lowest since the census bureau started tracking the data. Urban living in cubicles may have caught the fancy of many millennials, but my bet is that eventually they will end up buying.  A recent survey done in California concluded that nearly 50% of renters are planning and saving to purchase a home.  Good news for HomeFed.

Now, let me step down from my soapbox and discuss HomeFed’s projects and prospects.

Otay Ranch

Last year at this time, we completed the $150,000,000 acquisition of approximately seven thousand additional residential entitlements – effectively doubling down on our Otay holdings. I am happy to report that the first phase of our project in Otay, Escaya, has broken ground and will consist of about nine hundred and fifty for sale homes, two hundred seventy five apartments, parks, schools, shopping and offices.

HomeFed went off script, and instead of selling lots, we formed a joint venture with Brookfield Residential, Cal Atlantic Homes and Shea Homes. The joint venture agreement is long and complex, but the bottom line is, we build the horizontal infrastructure and supply the lots, the homebuilders build and sell the homes and we split the profits, according to a formula.  We received thirty million dollars up front, with more to follow. Depending on results of this unusual structure and the general economy we may or may not continue with this structure in the future.  We have carefully weighed the risks and we are optimistic that this joint venture will turn out better than just selling the lots for cash.  There are several homebuilder suitors who are heartbroken that they won’t be building in Escaya.  Good lots in prime areas are very hard to come by and demand for new homes is strong.

As we speak, grading contractors are moving seven million cubic yards of dirt, preparing lots for homebuilding, which is expected to start in January 2017. Our first home closings are expected in the 4th quarter of 2017. We anticipate building and holding the two hundred seventy five apartments, possibly with a joint venture partner. Plans are being drawn and we expect the apartments to be completed in early 2019.  Lower homeownership rates have brought strong demand and steady rental income growth for apartment owners.

It has been a long wait and a lot of work, but the development potential of our holdings in Otay Ranch is unmatched in San Diego. We expect to be busy at Otay for the next ten to twenty years.

Brooklyn is Hot

In New York City, we are substantially finished with our renovation of the Brooklyn Marriott (we own 25.8%).  Nearly every space in the hotel was touched. The lobby and rooms have been tastefully updated while the food and beverage components were improved. 2016 will be a tough financial year as over thirty thousand room nights were offline during the remodel. Quite a few new hotels are coming on the market both in Brooklyn and Manhattan, but we are cautiously optimistic that we have the right product and location to compete. The Brooklyn office market is strong. Most of the office space in the 850,000 square foot office tower (we own 61.25%) expires in 2018 when the mortgage will be paid off. Positive renewal discussions with our tenants are underway. We would be surprised if most did not renew at higher rents.  Our partner in this project is the Muss Organization and it is a pleasure to work with them.

Virginia Beach

Our Ashville Park development is currently out of completed lot inventory. The first two phases were successful. We have three phases remaining and are striving through a rezoning process to add a 67 acre parcel to our holdings. If this rezoning succeeds, we will have approximately 267 lots remaining to develop and sell. We are optimistic that we will get to the finish line. Demand is strong and Ashville Park is arguably the premier community in the region.

Myrtle Beach

In Myrtle Beach, the Market Common continues as a work in progress. The for-sale residential housing segment is exceeding our expectations for both price and absorption.   Sun and beach seeking carpetbaggers from the North have put the for-sale housing and the 195 apartments in high demand. The retail component of the project is the more challenging. The restaurants generally perform very well while some of the other retailers struggle. This isn’t something unique to Market Commons. Online retailing continues to pressure traditional brick and mortar stores. Finding a new supermarket tenant would be a big plus.   We remain positive on this asset –especially at our cost basis.

Florida

In Panama City, our SweetBay masterplan had its grand opening in May. Our event attracted two thousand people who toured the seven model homes as part of the area’s Parade of Homes event. The community shows very well and we have been the “talk of the town”. Historically Panama City has been a low volume, low margin market. Great success will depend on changing one of these two variables. Stay tuned.

California

In Madera County, our Rampage Vineyard is enjoying a frost-free year. (We bought some big fans to disperse a possible frost and of course they were not needed this year.) The grape harvest looks to be plentiful and our two year old almond trees will start yielding next year. Most of our grapes are sold under long term contracts. We have two years remaining on these five year contracts, which have been particularly beneficial as the strong dollar has weakened grape prices. Hopefully the market will rebound as the contracts expire. We are keeping our wells in good condition and don’t anticipate any water issues for years to come. We are opportunistic farmers. When the right offer comes along, we will sell. Until then, we continue to enjoy the cash flow while being responsible stewards of the land.

In San Luis Obispo County, we continue to evaluate the options available to us on the 2,400 acre Avila Beach leasehold property, known to some as Pacho and to others as Wild Cherry Canyon. It is a strikingly beautiful piece of land overlooking the Pacific Ocean and is currently virtually unentitled.

Our neighbor, and the fee owner of our leasehold, Pacific Gas and Electric, has decided to close the adjacent Diablo Canyon nuclear plant in 2025.  It is impossible to predict how this might play out for us.

Fanita Ranch, our 2,600 acre project in Santee, eighteen miles east of downtown San Diego is finally gaining momentum under the re-entitlement.  The land plan is shaping up nicely. We are spending lots of money on consultants and lawyers to do the groundwork necessary for our approvals. (As an aside, a recent Point Loma University study found that about 40% of the cost of a new home in San Diego can be attributed to regulation.)   Entitlements will be hard fought and a long time coming, but we believe the wait will be worth it and the resulting community can become a more affordable version of San Elijo Hills.

At San Elijo Hills, in San Marcos, the golden goose is nearing retirement. The Town Center is under contract and is expected to close later this year. This leaves us with 85 lots in million dollar neighborhoods being completed by two homebuilders.

The land development process is a slow business. The governmental authorities march to slow drumbeats, which is always frustrating.  We spend a lot of time processing entitlements, making consultants and lawyers more prosperous, being good corporate citizens, supporting local causes, supporting local politics and paying attention to environmentalists and other special interests. It is a long list.  We are constantly reminded that all things development are local and paying attention to details counts most of all.

We have an outstanding staff, led by Paul Borden, Erin Ruhe, Kent Aden and Chris Foulger and I want to thank them all as we wish Bon Voyage to the first phase of Otay.

Questions.